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                                                                     Exhibit 8.1
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                                                                   June 24, 1998



To the Addressees Listed
 on Schedule I hereto

      Re:      Advanta Revolving Home Equity Loan Trust 1998-A
               Revolving Home Equity Loan Asset-Backed Notes
               Series 1998-A
               ------------------------------------------------


Ladies and Gentlemen:


                 We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan certificates denominated Advanta Revolving Home Equity Loan Trust 1998-A, Revolving Home Equity Loan Asset-Backed Notes Series 1998-A, Class A (the "Class A Notes") pursuant to a Sale and Servicing Agreement dated as of June 1, 1998 (the "Sale and Servicing Agreement") among Advanta Mortgage Conduit Services, Inc. (the "Sponsor"). Advanta Mortgage Corp, USA, as Master Servicer (the "Master Servicer"), Advanta Revolving Home Equity Loan Trust 1998-A (the "Trust") and Bankers Trust Company of California N.A., as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated October 30, 1997 and Prospectus Supplement dated June 19, 1998 (together the "Prospectus") with respect to the Class A Notes, and (b) an executed copy of the Sale and Servicing Agreement and the exhibits attached thereto.

                  We have examined the question of whether the issuance by the Trust of the Class A Notes will be treated as indebtedness by the Trust for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

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June 24, 1998
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     Based or the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes the transaction contemplated by the Sale and Servicing Agreement will be treated as the issuance of indebtedness because (i) the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness, and (ii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

     Terms capitalized herein and not otherwise shall have their respective meanings as forth in the Sale and Servicing Agreement.

     We express no opinion on any matter not discussed in this letter. The opinion letter is rendered as of the Closing Date, at the request of the Master Servicer and the Sponsor, for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entry, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.


                                        Very truly yours,


                                        /s/ Dewey Ballantine LLP
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                                   SCHEDULE I

J.P. Morgan Securities Inc.
60 Wall Street
New York, New York 10260

Advanta Mortgage Corp. USA
16875 West Bernardo Drive
San Diego, California 92127

Advanta Mortgage Conduit Services, Inc.
16875 West Bernardo Drive
San Diego, California 92127
Bankers Trust Company of California N.A. as Trustee
Three Park Plaza, 16th Floor
Irvine, California 92714

Standard & Poor's Ratings Group,
  a division of The McGraw-Hill Companies
25 Broadway
New York, New York 10004

Advanta Revolving Home Equity Loan Trust 1998-A
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004

Moody's Investors Service
99 Church Street
New York, New York 10007